UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
January 14, 2011
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
2100 Roosevelt Avenue
Springfield, Massachusetts
01104
(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EX-4.21
EX-10.85

Item 1.01. Entry into a Material Definitive Agreement.
     On January 14, 2011, we issued an aggregate of $23,155,000 of our new 9.5% Senior Notes due 2016 (the “New Notes”) to The Osterweis Strategic Income Fund and The Osterweis Strategic Investment Fund in exchange for $23,155,000 of our 4% Senior Convertible Notes due 2026 (the “Convertible Notes”), pursuant to the terms and conditions of an exchange agreement (the “Exchange Agreement”), dated as of January 14, 2011 (the “Exchange”). The New Notes were issued without registration in reliance of the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.
     Following the Exchange, we have outstanding $56,845,000 of Convertible Notes. Holders of outstanding Convertible Notes will have the right to require us to repurchase all or a part of their notes on December 15, 2011 at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest. We plan to satisfy any such repurchase requests from corporate funds, borrowings under our credit agreement, or otherwise.
     We are entitled to exchange or issue additional notes pursuant to the Indenture (as defined below) (such additional notes together with the New Notes, the “Notes”), provided that, among other things, the aggregate amount of the Notes does not exceed $50,000,000. We have no commitments or understandings to issue additional notes.
     The New Notes were issued pursuant to the terms and conditions of an indenture (the “Indenture”), dated as of January 14, 2011, between us and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The New Notes pay interest on June 15 and December 15 of each year, beginning on June 15, 2011, at an annual rate of 9.5% of the unpaid principal amount. If an event of default occurs, the Trustee under the Indenture or holders of no less than 25% in principal amount of the outstanding New Notes may accelerate the payment on the principal amount and any accrued and unpaid interest. Events of default include, among other events, a default in payment on the New Notes, and our breach of the covenants described below.
     At any time prior to January 14, 2014, we may, at our option (a) upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the New Notes at the redemption price of 100% of the principal amount of the New Notes, plus an applicable premium, plus accrued and unpaid interest as of the redemption date; or (b) redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds of one or more equity offerings at a redemption price of 104.75% of the principal amount of the New Notes, plus accrued and unpaid interest as of the redemption date; provided that in the case of the foregoing clause, at least 65% of the aggregate original principal amount of the New Notes remains outstanding, and the redemption occurs within 60 days after the closing of the equity offering. On and after January 14, 2014, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the New Notes at the redemption price of (a) 104.75% of the principal amount of the New Notes to be redeemed, if redeemed during the 12-month period beginning on January 14, 2014; or (b) 100% of the principal amount of the New Notes to be redeemed, if redeemed during the 12-month period beginning on January 14, 2015, plus, in either case, accrued and unpaid interest on the New Notes as of the applicable redemption date. Subject to certain restrictions and conditions, we may be required to make an offer to repurchase the New Notes from the holders of the New Notes in connection with a change of control or disposition of assets. If not redeemed by us or repaid pursuant to the holders’ right to require repurchase, the New Notes mature on January 14, 2016.
     The New Notes are general unsecured obligations of our company. The Indenture contains certain affirmative and negative covenants, including, but not limited to, limitations on restricted payments, limitations on indebtedness, limitations on the sale of assets, and limitations on liens.

The limitation on indebtedness is only applicable at such time that the consolidated coverage ratio (as set forth in the Indenture) for us and our restricted subsidiaries is less than 2.00 to 1.00. In general, as set forth in the Indenture, the consolidated coverage ratio is determined by comparing our prior four quarters’ consolidated EBITDA (earnings before interest, taxes, depreciation, and amortization) to our consolidated interest expense.
     The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Indenture, and the Exchange Agreement, and is subject to and qualified in its entirety by reference to the full text of such documents, which are filed herewith as Exhibits 4.21 and 10.85, respectively, and are hereby incorporated by reference into this Item 1.01.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure provided in Item 1.01 of this Report on Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms and sale of the Notes.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit
Number	Exhibits

4.21	Indenture, dated as of January 14, 2011, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.85	Exchange Agreement, dated as of January 14, 2011, by and among Smith & Wesson Holding Corporation and the investors named therein

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: January 17, 2011	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX
4.21	Indenture, dated as of January 14, 2011, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.85	Exchange Agreement, dated as of January 14, 2011, by and among Smith & Wesson Holding Corporation and the investors named therein